                                                                  EXHIBIT 4.15

                              AMENDING AGREEMENT

     This Amending Agreement, dated as of August 29, 1997 (this "Agreement"), is among Blade Receivables Corporation ("Transferor"), Howmet Corporation ("Howmet"), in its individual capacity and as Servicer (in such capacity, the "Servicer"), Manufacturers and Traders Trust Company, as Trustee (in such capacity, the "Trustee"), Falcon Asset Securitization Corporation (the "Class A Purchaser"), Alpine Securitization Corp. (the "Class B Purchaser"; and together with the Class A Purchaser, the "Purchasers"), Credit Suisse First Boston, New York Branch ("Credit Suisse") and The First National Bank of Chicago, as Agent for the Purchasers (in such capacity, the "Agent").

                                  BACKGROUND:

     A. Transferor, the Servicer and the Trustee have entered into the Amended and Restated Pooling and Servicing Agreement, dated as of April 18, 1996 and heretofore amended (as so amended, the "Pooling Agreement"), pursuant to which the Blade Receivables Master Trust (the "Trust") was formed.

     B. Howmet and Transferor have entered into the Amended and Restated Receivables Purchase Agreement, dated as of April 18, 1996 and heretofore amended (as so amended, the "Purchase Agreement"), pursuant to which Howmet sells Receivables and Related Assets to Transferor.

     C. Transferor, the Servicer and the Trustee have entered into the Series 1996-1 Supplement, dated as of April 18, 1996 (the "Supplement"), pursuant to which (i) a Variable Rate Class A Trade Receivables Backed Certificate, Series 1996-1 (the "Class A Certificate") was issued to the Class A Purchaser in the principal amount of $47,500,000, and (ii) a Variable Rate Class B Trade Receivables Backed Certificate, Series 1996-1 (the "Class B Certificate") was issued to the Class B Purchaser in the principal amount of $7,500,000.

     D. Transferor and Howmet have requested the parties hereto to amend the Transaction Documents described above so as to permit the Class B Certificate to be repaid prior to repayment of the Class A Certificate, and to reduce certain reporting requirements. The other parties hereto are willing to enter into such amendments, subject to the terms and conditions contained herein.

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt of which is hereby acknowledged), the parties hereto agree as follows:

     SECTION 1 Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in Appendix A to the Pooling Agreement or in Section 1.1 to
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the Supplement (as applicable). In addition, the following terms shall have the meanings ascribed to them below:

     "Cash Flow Report"  shall mean a report substantially in the form of
      ----------------
Schedule I to this Agreement, or such other form as is acceptable to the
----------
Servicer, Transferor and the Agent.


     "Effective Date"  means August 29, 1997.
      --------------

     "Interim Report" shall mean a report substantially in the form of  Schedule
      --------------                                                    --------
II to this Agreement, or such other form as is acceptable to the Servicer,
--
Transferor and the Agent.


     "Interim Report Date" means (i) each Report Date, (ii) the Final
      -------------------
Distribution Date, (iii) the first day of the Group Amortization Period, (iv) the Refinancing Date, and (v) such other Business Days as shall be specified by the Agent upon not less than two Business Days prior written notice to the Servicer.

     SECTION 2  Change In Reporting Dates.
                -------------------------

     (a) The provisions of Section 3.5(c) of the Pooling Agreement are hereby modified so as to require the Servicer to prepare and deliver to the Trustee and the Agent a report in the form of the Interim Report prior to 11:00 A.M., New York City time, on each Interim Report Date, in lieu of preparing a Daily Report on each Business Day. The provisions in such Section 3.5(c) regarding the Servicer's inability to prepare a report due to a force majeure event specified therein shall continue to apply, provided that the Servicer shall be required to prepare an Interim Report using actual data required by the form of such report no later than the sixth Business Day following oethe occurrence of such force oemajeure event. The provisions in such section regarding Exempt Holidays shall cease to apply.

     (b) References in the Transaction Documents to information described in the Daily Report for any day shall be deemed to refer to information shown in the Servicer's records regarding the Receivables and the Trust as of such day, including, without limitation, references in Section 3.1(b) of the Purchase Agreement, and the definitions (in Section 1.1 of the Supplement) of Adjusted Eligible Receivables, Base Amount, Deferred Portion, Required Receivables, and Unapplied Cash.

     (c) Servicer shall remain responsible for determining whether allocations are required to be made on any day, pursuant to Section 4.3 or Section 4.4 of the Supplement, to the Carrying Cost Account, the Equalization Account, the Principal Funding Account or the Holdback Account, and whether funds need to be transferred from any such account to the Agent or the Purchasers, and to instruct the Trustee accordingly. Absent such instructions (or contrary written instructions from the Agent, in which event the Trustee shall follow the Agent's instructions), the Trustee shall be entitled to assume that no such transfers are required and that all funds in the Master Collection Account may be transferred each day to Transferor in accordance with the Servicer' s instructions. Failure by the Servicer to give such instruction shall constitute a failure
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to perform its obligations under the Transaction Documents and shall give rise to indemnification obligations of the Servicer under Section 8.4 of the Pooling Agreement. It is understood and agreed that the Agent, the Trustee and the Purchasers shall be Indemnified Parties for purposes of such indemnification obligations.

     (d) References to Daily Reports in Section 3.7 of the Pooling Agreement, and in the related agreed-upon procedures, shall be deemed to be references to Interim Reports.

     (e) Notwithstanding Section 2.1(a) of the Purchase Agreement, the Servicer shall not be required to deliver to the Buyer, the Trustee or Howmet a Daily Report showing the Purchase Price for Receivables purchased on each Business Day. However, the Servicer shall maintain such records as would enable any such Person to determine such Purchase Price without undue expense or delay. In addition, each Interim Report shall show how Transferor and Howmet have settled all Purchase Price amounts payable by Transferor to Howmet, and any related Non-Complying Receivables and Dilution Adjustments, during the preceding Calculation Period.

     (f) On each Business Day, the Servicer shall prepare and deliver to the Trustee a Cash Flow Report.

     SECTION 3  Repayment of Class B Certificate.
                --------------------------------

     (a) The provisions of Section 4.9(d) of the Supplement and 3.1 of the Certificate Purchase Agreement for the Class B Certificate are hereby waived by the Purchasers, so as to enable the Class B Certificate to be prepaid in full on the Effective Date. The parties acknowledge that funds have been accumulated in the Principal Funding Account in respect of such prepayment, and waive the requirement of three Business Days' prior notice set forth in Section 4.9(a) of the Supplement.

     (b) Credit Suisse represents and warrants that the original of the Class B Certificate was destroyed in a fire, and therefore cannot be surrendered for cancellation. Credit Suisse (i) represents and warrants that the Class B Purchaser is the only holder of the Class B Certificate and has not transferred any interest therein to any other Person, and (ii) agrees to defend, indemnify and hold harmless the other parties hereto from and against any actual loss, claim, liability, damage, or expense (including reasonable attorneys' fees and legal expenses) which such other parties may suffer in good faith or incur as a result of the Class B Certificate being presented for payment by a third party.

     (c) On the Effective Date, the Class B Purchaser shall be paid $7,538,817.71, representing the unpaid principal amount of the Class B Certificate, interest accrued thereon through the date of prepayment and all other applicable Additional Amounts. After receipt of such amount, the Class B Purchaser shall have no further rights with respect to the Transferred Assets.

     SECTION 4  Increase of Class A Certificate.  The Stated Amount of the Class
                -------------------------------
A Certificate is hereby increased from $47,500,000 to $55,000,000. Contemporaneously with the execution hereof, Transferor shall cause the Trustee to authenticate and deliver a substitute Certificate (the "Substitute
                                                           ----------
Certificate") in the Stated Amount of $55,000,000 and otherwise substantially in
-----------
the form of the Class A Certificate. Promptly following receipt of the Substitute Certificate, the Class A Purchaser shall mark the Class A Certificate "cancelled" and return it to Transferor. All references in any instrument or document to the Class A Certificate shall be deemed to be a reference to the Substitute Certificate.

     SECTION 5  Miscellaneous.
                -------------

     (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

     (b) This Agreement may be executed in any number of counterparts (which may include facsimiles) and by the different parties hereto on separate counterparts, each of which when so executed shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

     (c) Except as expressly modified hereby, each of the Transaction Documents is hereby ratified and confirmed in all respects. All references to any Transaction Document in any other instrument or document shall be deemed to be a reference to such Transaction Document as modified hereby.

     (d) Each of Howmet and Transferor hereby represent and warrant that (i) no Early Amortization Event or Unmatured Early Amortization Event has occurred or will result from the transactions contemplated by this Agreement, and (ii) all of the representations and warranties made by it in the Transaction Documents are true and correct as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date specified above.

                         BLADE RECEIVABLES CORPORATION


                         By: /s/ Jeffrey A. Jankowski
                         Title: Treasurer


                         HOWMET CORPORATION, individually
                         and as Servicer


                         By: /s/ Jeffrey A. Jankowski
                         Title: Treasurer

                         MANUFACTURERS AND TRADERS
                         TRUST COMPANY, as Trustee
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                          By: /s/
                          Title:


                          THE FIRST NATIONAL BANK OF
                          CHICAGO, as Agent

                          By: /s/
                          Title:

                          FALCON ASSET SECURITIZATION
                          CORPORATION


                          By: /s/
                          Title:


                          CREDIT SUISSE FIRST BOSTON,
                          NEW YORK BRANCH


                          By: /s/
                          Title:

                          ALPINE SECURITIZATION CORP.


                          By:  Credit Suisse First Boston, New York
                          Branch, attorney-in-fact


                          By: /s/
                          Title:
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                                                                      Schedule I

                               CASH FLOW REPORT
                               ----------------

TO:     Manufacturers and Traders Trust Company, as Trustee

FROM:   Howmet Corporation, as Servicer

RE:     Blade Receivables Master Trust

DATE:   _____________________, 199_

A.      Master Collection Account.
        -------------------------

        1.  Opening balance in Master Collection Account        $
                                                                 ------------
        2.  Funds to be transferred by Account Banks
            to Master Collection Account                         ------------

        3.  Funds to be transferred from Master Collection
            Account to Carrying Cost Account                     ------------

        4.  Funds to be transferred from Master Collection
            Account to Principal Funding Account                 ------------

        5.  Funds to be transferred from Master Collection
            Account to Equalization Account                      ------------

        6.  Funds to be held in Master Collection
            Account on account of Additional Amounts             ------------

        7.  Funds to be transferred from Master Collection
            Account to Transferor                                ------------

        8.  Ending balance in Master Collection Account          ------------

B.      Principal Funding Account.
        -------------------------
        1.  Opening balance in Principal Funding Account         ------------

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        2.  Funds to be transferred to Principal
            Account from Master Collection Account       -------------

        3.  Funds to be transferred from Principal
            Funding Account to the Agent                 -------------

        4.  Closing balance in Principal Funding
            Account                                      -------------

C.      Carrying Cost Account.
        ---------------------

        1.  Opening Balance in Carrying Cost Account     -------------

        2.  Funds transferred to Carrying Cost Account
            from Master Collection Account               -------------

        3.  Funds to be transferred for Carrying Cost
            Account to the Agent                         -------------

        4.  Funds to be transferred from Carrying Cost
            Account to other Persons [include payment
            instructions]                                -------------

        5.  Closing Balance in Carrying Cost Account     -------------

D.      Equalization Account.
        --------------------

        1.  Opening balance in Equalization Account      -------------
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                                                                     Schedule II

                      Form of Interim Report is attached.